UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2007

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-31410	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V 1H6

5481 West Waters Avenue, Suite 111 Tampa, Florida, United States	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(905) 672-1900
(813) 313-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2007, the Board of Directors of Cott Corporation (the “Company”) appointed Gregory Leiter as the Company’s Vice President, Controller and Assistant Secretary, effective November 5, 2007. Mr. Leiter will also serve as the Company’s principal accounting officer. The Company entered into an offer letter with Mr. Leiter on October 15, 2007, setting forth the material terms of his employment.

Mr. Leiter, 49, a certified public accountant, joins the Company from the international software firm SAP America, where he held the position of Practice Manager – Governance, Risk & Compliance since October 2006. In this role, he developed the Governance, Risk & Compliance practice for SAP Consulting by serving as the central resource for information on SAP software solutions. From 2003 to 2006, he held two positions with Graham Packaging Company, an international manufacturer of custom blow-molded plastic containers. In 2006, Mr. Leiter served as Vice President – Global Business Process, where he created a project management office focused on business process improvement. From 2003 to 2006, Mr. Leiter was Graham Packaging’s Director of Internal Audit. In 2002, Mr. Leiter was with Global Business Process Solutions, a business process outsourcing start-up company, and from 1998 to 2002 was employed by IDEXX Laboratories, an animal life sciences company, as Director of Internal Audit. None of Mr. Leiter’s previous employers is a parent, subsidiary or other affiliate of the Company.

There is no arrangement or understanding between Mr. Leiter and any other person(s) pursuant to which he was selected as principal accounting officer. Mr. Leiter does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Other than his employment relationship, Mr. Leiter does not have a direct or indirect material interest in any transaction in which the Company is a participant.

Under the terms of Mr. Leiter’s offer letter, the Company will pay him a base salary of $180,000 per year and an annual car allowance of $13,500. He is also eligible to participate in the Company’s annual bonus plan with a bonus target for 2007 equal to 50% of his base salary based on achievement of specified performance targets, with the opportunity to earn up to 200% of his base salary for achievement of performance goals in excess of the target goals. His bonus payment for 2007 will be prorated based on his effective hire date. Mr. Leiter is eligible to participate in all Company benefit plans made available to Company employees and senior executives, including the executive incentive share purchase and long-term incentive plans. Mr. Leiter will also be entitled to relocation assistance to Tampa, Florida.

Mr. Leiter will be a Level Three participant in the Company’s previously disclosed Amended and Restated Retention, Severance and Non-Competition Plan (the “Plan”). If Mr. Leiter’s employment is terminated by the Company for any reason other than Cause or he resigns for Good Reason (as such terms are defined in the Plan), disability, or death, the Company will pay him a lump sum payment equal to the sum of his annual base salary at the time of termination, car allowance and target bonus, as well as his pro rata bonus for the year in which the termination occurs. If Mr. Leiter is terminated in connection with a Change of Control

(as such term is defined in the Plan) of the Company, he will also be entitled to accelerated vesting of his rights under any of the Company’s equity incentive plans in which he participates. All such payments will be made less applicable statutory withholdings and deductions. Mr. Leiter has agreed to non-competition and non-solicitation provisions that would continue for one year beyond termination, regardless of the cause of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: December 11, 2007	By:	/s/ Abilio Gonzalez
Abilio Gonzalez
Chief People Officer